Exhibit 21.1

Subsidiaries of the registrant

Authorize.Net Corp., a Delaware Corporation

InfoSpace Sales LLC, a Delaware Corporation

GSM Information Network B.V. (GIN), a Netherlands Corporation

Moviso LLC, a Delaware limited liability company